EXHIBIT 10.3

SECURITIES PURCHASE AGREEMENT

dated February 12, 2004

among

CALLWAVE, INC.

AND

THE INVESTORS NAMED HEREIN

SECURITIES PURCHASE AGREEMENT (the “Agreement”) dated as of February 12, 2004 by and among CALLWAVE, INC., a California corporation (the “Company”), the Persons listed on Annex I (the “Investors”) and the Persons listed on Annex II hereto (each, a “Seller” and collectively, the “Sellers”).

PREAMBLE

WHEREAS, each Seller owns the number of shares of (i) the Common Stock, no par value per share, of the Company (the “Common Stock”), and/or (ii) the Series E Preferred Stock, no par value per share, of the Company (the “Series E Preferred Stock”), as is set forth opposite such Seller’s name on Annex II;

WHEREAS, each Seller desires to sell to the Investors and the Investors desire to purchase from each Seller (a) the number of shares of Common Stock (the “Purchased Common”) and/or (b) the number of shares of Series E Preferred Stock (the “Purchased Preferred” and together with the Purchased Common, the “Purchased Shares”), set forth opposite such Seller’s name on Annex II;

WHEREAS, the Company desires to amend its Fifth Amended and Restated Articles of Incorporation to create a new class of Series E Preferred Stock, to be known as Series E-1 Preferred Stock;

WHEREAS, the Series E-1 Preferred Stock contains certain put rights that the Company created for the benefit of the parties purchasing the Purchased Preferred hereunder;

WHEREAS, the Company desires to amend the Investor Rights Agreement (as hereinafter defined) to, among other things, provide the holders of the shares of Series E-1 Preferred Stock with certain registration rights;

WHEREAS, pending the effectiveness of the amendment to the Investor Rights Agreement, the Company desires to allow for the conversion of the Purchased Preferred for an equal number of shares of Series E-1 Preferred Stock in order to permit the parties purchasing the Purchased Preferred hereunder to preserve their put rights as holders of Series E-1 Preferred Stock (upon conversion of the Purchased Preferred), without risking the loss of their registration rights as holders of the Purchased Preferred;

WHEREAS, the Company believes that the Investors possess knowledge and experience in business and financial matters and the operations of the business of the Company which would be beneficial to the Company and its management;

WHEREAS, the Company deems it to be in the Company’s best interest for the Investors to (i) purchase the Purchased Shares from the Sellers, (ii) purchase the Company Shares (as defined below) from the Company and (iii) convert, at such time as is applicable, the Purchased Preferred into shares of Series E-1 Preferred Stock; and

WHEREAS, the Company desires to sell to the Investors and the Investors desire to purchase from the Company 1,600,000 shares of Common Stock less the number of shares of Purchased Common (the “Company Shares”).

NOW THEREFORE, in consideration of the foregoing and of the agreements set forth below, the parties agree as follows:

Section 1. Sale and Purchase.

(a) Issuance of Purchased Securities.

On the terms and subject to the conditions of this Agreement, at the Closing:

(i) the Company shall issue and sell to the Investors, and the Investors shall purchase and acquire from the Company, all of the Company Shares; and

(ii) the Sellers shall sell to the Investors, and the Investors shall purchase and acquire from the Sellers, the shares of Purchased Common and Purchased Preferred set forth opposite each such Seller’s name on Annex II.

(b) Reservation of Reserved Shares.

Subject to the terms and conditions hereof, the Company has authorized the reservation of (i) a sufficient number of shares (the “Reserved Common Shares”) of the Common Stock for issuance upon conversion of the Purchased Preferred, or if the Purchased Preferred has been converted into shares of Series E-1 Preferred Stock pursuant to Section 1(e) below, upon conversion of such shares of Series E-1 Preferred Stock into shares of Common Stock, and (ii) all authorized shares (the “Reserved Preferred Shares” and together with the Reserved Common Shares, the “Reserved Shares”) of the Series E-1 Preferred Stock for issuance only upon the conversion of the Purchased Preferred pursuant to Section 1(e) below.

(c) Commitment to Purchase the Shares.

Subject to the terms and conditions of this Agreement, at the Closing each Investor shall purchase from the Company and the Sellers that number of Company Shares, Purchased Common and Purchased Preferred set forth opposite such Investor’s name in columns (1), (2) and (3), respectively, of Annex I attached hereto.

(d) Payment of the Subscription Price and Purchase Price.

At the Closing, each Investor shall make payment in the amount set forth opposite such Investor’s name on Annex I, by wire transfer of immediately available funds to the Company, to the account designated by the Company to the Investors at least two business days prior to the Closing Date, as full payment for the Purchased Shares and the Company Shares. The aggregate payments to be made by the Investors to the Company and the Sellers at the Closing shall be $12,225,000 (the “Aggregate Purchase Price”). Immediately after the Closing, the Company shall distribute that portion of the Aggregate Purchase Price to the Sellers that represents the aggregate purchase price (the “Aggregate Purchased Shares Purchase Price”) for the Purchased Shares (as set forth on Annex II). The Company shall distribute each Seller’s portion of the Aggregate Purchased Shares Purchase Price (as set forth on opposite such Seller’s name on Annex II) to the accounts designated by such Seller to the Company at least two business days prior to the Closing Date. Each Seller hereby expressly consents and agrees to the aggregate valuation of such Seller’s Purchased Shares as set forth on Annex II and to the allocation among the Sellers of the consideration to be received by such Seller pursuant to this Agreement. Each Seller hereby further expressly agrees to hold the Investors harmless against all Liability, together with all reasonable costs and expenses (including reasonable legal fees and expenses), relating to or arising from the failure of the Company to distribute such Seller’s portion of the Aggregate Purchased Shares Purchase Price to such Seller.

(e) Conversion of the Purchased Preferred.

Upon the earlier to occur of (A) the execution of the Investor Rights Amendment (as hereinafter defined) by all stockholders that are currently parties to the Investor Rights Agreement and (B) receipt by the Company of a written demand (a “Conversion Notice”) from the holders of a majority of the Purchased Preferred (the “Converting Investors”) seeking to convert their Purchased Preferred, the Company shall convert each share of Purchased Preferred into one share of Series E-1 Preferred Stock. In connection with a conversion pursuant to the foregoing clause “(B),” the Company agrees to treat each Converting Investor as though each such Converting Investor has held the shares of Series E-1 Preferred Stock as of the date the Company received the Conversion Notice. Notwithstanding the foregoing, at any time prior to the expiration of the Converting Investors’ optional put right as contained in Section 1(a)(iv) of the Articles of Incorporation (as hereinafter defined), the Converting Investors may, in their sole discretion, elect to convert each share of Series E-1 Preferred Stock back into one share of Purchased Preferred by delivering to the Company a written notice of the number of shares of Series E-1 so being converted. In connection with any such conversion pursuant to the immediately preceding sentence, the Company agrees to treat each Converting Investor as though each such Converting Investor holds, as of the date the Company received such written notice, the shares of Series E Preferred issuable to such Converting Investor by reason of such conversion. The Converting Investors shall be permitted to exercise their conversion rights pursuant to this Section 1(e) without limitation, until the earlier to occur of (y) the satisfaction of the condition set forth in “(A)” above and (z) the date in which the Converting Investors no longer own any shares of the Purchased Preferred or the Series E-1 Preferred Stock, as applicable. Promptly following the delivery of any notice of conversion under this Section 1(e), the Company shall issue to each Converting Investor a share certificate evidencing the number of shares of Series E Preferred or Series E-1 Preferred, as applicable, issuable to such Converting Investor by reason of such conversion, subject to such Converting Investor’s tender of all stock certificates evidencing the shares being converted hereunder. .

Section 2. Closings; Delivery of the Securities.

(a) The closing of the sale of the Company Shares and the Purchased Shares (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 30 Rockefeller Plaza, New York, New York 10112, simultaneously with the execution and delivery of this Agreement or at such other time and place as the parties shall agree. The date of the Closing is referred to herein as the “Closing Date”.

(b) At the Closing, in consideration of the Investors’ delivery of the Aggregate Purchase Price pursuant to Section 1(d), the Company shall deliver to each Investor a certificate or certificates registered in the name of such Investor, representing all of such Investor’s respective Company Shares and Purchased Shares as set forth on Annex I.

(c) At the Closing, in consideration of the Company’s delivery of the Aggregate Purchased Shares Purchase Price pursuant to Section 1(d), each Seller shall deliver to the Company a certificate or certificates representing the Purchased Common and the Purchased Preferred being sold by such Seller to the Investors as set forth on Annex II, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank, sufficient in form and substance to convey to the Company title to the Purchased Common and the Purchased Preferred being sold by such Seller to the Investors.

Section 3. Representations and Warranties of the Company.

There is attached hereto at Exhibit F a Disclosure Schedule that sets forth facts and circumstances that are exceptions and supplements to the representations and warranties set forth in this Section 3 and Section 4, below (the “Disclosure Schedule”). Such Disclosure Schedule shall include a list of each section of this Agreement to which any information set forth therein is intended to serve as an exception or qualification, provided that, any information expressly disclosed therein by reference to any one section of this Agreement (the “first Section”) shall be deemed to be disclosed with respect to and incorporated into each other section hereof (each, a “second Section”), to the extent that a reasonable person would determine, from the information disclosed with respect to the first Section, that such information also applies to the second section. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledges, the Company hereby represents and warrants to each Investor that, except as set forth in the Disclosure Schedule:

(a) Organization.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, is duly qualified to do business and in good standing in each other jurisdiction in which it conducts business, has assets or employees or maintains an office and has all requisite corporate power and authority to own, lease and operate the assets used in its business, to carry on its business as presently conducted, to enter into the Documents, to perform its obligations thereunder, and to consummate the transactions contemplated thereby. Attached as Exhibits A and B, respectively, are correct and complete copies of the Sixth Amended and Restated Articles of Incorporation of the Company, as in effect on the date hereof, and the Amended By-laws of the Company, as in effect on the date hereof (the “Articles of Incorporation” and the “By-laws,” respectively). For purposes of this Agreement, the term “Documents” means (i) this Agreement, (ii) the Articles of Incorporation, (iii) the Amendment dated as of the date hereof to the Investor Rights Agreement (as hereinafter defined), in the form of Exhibit C hereto (as amended, the “Investor Rights Amendment”), (iv) the Stockholders’ Agreement dated as of the date hereof, in the form of Exhibit D hereto (the “Stockholders’ Agreement”), (v) the Waiver and Lien Release dated as of the date hereof by and among the Investors and the Company, and all other documents, agreements and instruments executed and delivered in connection herewith, in each case, as amended, modified or supplemented from time to time.

(b) Subsidiaries.

Except as set forth on Section 3(b) of the Disclosure Schedule, the Company has no subsidiaries and does not otherwise own or control, directly or indirectly, any equity or voting interest in any Person, nor has the Company made any commitment or subscribed for the purchase of any such equity or voting interest. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The term “Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or Governmental Authority. The term “Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal. References herein to the Company’s “subsidiaries” or a “subsidiary” include both direct and indirect subsidiaries of the Company.

Except as set forth on Section 3(b) of the Disclosure Schedule, either the Company or one of its subsidiaries holds of record and owns beneficially all of the outstanding equity securities of each subsidiary of the Company, free and clear of any Encumbrances.

(c) Authorization of the Documents; No Conflicts.

The Company has all requisite corporate power and authority to execute, deliver and perform the Documents and to consummate the transactions contemplated thereby. The execution, delivery and performance by the Company of the Documents have been duly authorized by all requisite corporate and stockholder action of the Company and its stockholders, and each Document constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor’s rights and to general equitable principles. The Company’s execution, delivery and performance of the Documents to which it is a party, its consummation of the transactions contemplated thereby and its compliance with the provisions thereof will not (a) violate any provision of any Law applicable to the Company or any of its properties or assets or (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or under, the Articles of Incorporation, or By-laws or any Contract.

(d) Authorization of Company Shares, Purchased Shares and Reserved Shares.

The authorization, issuance, sale and delivery of the Company Shares, the transfer, sale, assignment and delivery of the Purchased Shares, the authorization of the shares of

Series E-1 Preferred Stock, and the reservation of the Reserved Shares have been duly authorized by all requisite corporate and stockholder action on the part of the Company and its stockholders. As of the Closing, the Purchased Shares and the Company Shares, respectively, are, and upon their issuances in accordance with the provisions of the Articles of Incorporation, the Reserved Shares will be, validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof and not subject to any preemptive rights, rights of first refusal or other similar rights of the stockholders of the Company (other than as set forth in the Stockholders’ Agreement).

(e) No Consent or Approval Required.

Except as set forth on Section 3(e) of the Disclosure Schedule, no consent, approval or authorization of, or declaration to or filing with (including pursuant to any federal or state securities laws), any Person is required for the valid authorization, execution and delivery by the Company of any Document or for its consummation of the transactions contemplated thereby or for the valid authorization, issuance and delivery of the Company Shares, for the valid transfer, sale, assignment and delivery of the Purchased Shares, or for the valid authorization, reservation, issuance and delivery of the Reserved Shares, other than those consents, approvals, authorizations, declarations or filings which have been obtained or made, as the case may be.

(f) Capitalization.

The capital stock of the Company immediately prior to the Closing consists solely of: (i) 50,000,000 shares of Common Stock, of which: (A) 10,996,640 shares are issued and outstanding and owned by the Persons listed on Section 3(f) of the Disclosure Schedule, (B) 4,915,620 shares are reserved for issuance upon the exercise of options granted or to be granted under the Company’s 1999 Stock Option Plan and the 2000 Stock Option Plan, and (C) 14,230,941 shares are reserved for issuance upon conversion of the Preferred Stock (as defined below); and (ii) 17,391,641 shares of authorized Preferred Stock, no par value per share (the “Preferred Stock”), (A) 648,005 of which shares have been designated Series A Preferred Stock and which have a $0.33333 per share liquidation preference over the Common Stock, 648,005 of which are issued and outstanding and owned by the Persons listed on Section 3(f) of the Disclosure Schedule, (B) 2,828,727 of which shares have been designated Series B Preferred Stock and which have a $0.60 per share liquidation preference over the Common Stock, 2,828,727 of which are issued and outstanding and owned by the Persons listed on Section 3(f) of the Disclosure Schedule, (C) 1,229,166 of which shares have been designated Series C Preferred Stock and which have a $1.20 per share liquidation preference over the Common Stock, 1,229,166 of which are issued and outstanding and owned by the Persons listed on Section 3(f) of the Disclosure Schedule, (D) 1,705,696 of which shares have been designated Series D Preferred Stock and which have a $2.40 per share liquidation preference over the Common Stock, 1,705,696 of which are issued and outstanding and owned by the Persons listed on Section 3(f) of the Disclosure Schedule, (E) 7,819,347 of which shares have been designated Series E Preferred Stock and which have a $2.71 per share liquidation preference over the Common Stock, 7,819,347 of which are issued and outstanding and owned by the Persons listed on Section 3(f) of the Disclosure Schedule, and (F) 3,000,000 of which shares have been designated Series E-1 Preferred stock and which have a $2.71 per share liquidation preference over the Common Stock, none of which are issued and outstanding.

All of the Company’s and its subsidiaries’ issued and outstanding shares of capital stock (or other equity securities) have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof. Except as set forth on Section 3(f) of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company or any of its subsidiaries is authorized or outstanding, (ii) neither the Company nor any of its subsidiaries has any obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock or other equity securities any evidences of indebtedness or assets of the Company or such subsidiary, (iii) neither the Company nor any of its subsidiaries has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock (or other equity securities) or any interest therein or to pay any dividend or make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company or any of its subsidiaries. All of the issued and outstanding shares of the Company’s and its subsidiaries’ capital stock (or other equity securities) have been offered, issued and sold by the Company or such subsidiary in compliance with applicable federal and state securities Laws.

Immediately after the Closing, the Company Shares and the Purchased Shares shall represent (on an as converted basis), at least fourteen and five-tenths percent (14.5%) of the Company’s Common Stock (calculated on a fully diluted basis and including as outstanding securities, shares of Common Stock authorized or reserved under the Company’s 1999 Stock Option Plan and 2000 Stock Option Plan but not granted or issued and treating all outstanding securities of the Company that are convertible into or exercisable or exchangeable for, shares of Common Stock, as the maximum number of shares of Common Stock issuable with respect to such securities at any time on or after the date of the Articles of Incorporation).

(g) Defaults.

(i) Except as set forth on Section 3(g) of the Disclosure Schedule, neither the Company nor any of its subsidiaries is in default (i) under the Articles of Incorporation or the By-laws (or such subsidiary’s certificate of incorporation or formation, by-laws or other organizational or governance document), or any Contract to which the Company or such subsidiary is a party or by which the Company or such subsidiary or any of such Person’s properties are bound or affected or (ii) to the best knowledge of the Company, under any Law. To the best knowledge of the Company, there exists no condition, event or act which constitutes, or which, after notice, lapse of time or both, would constitute, a default under any of the foregoing. The term “Law” means, as to any Person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any Governmental Authority applicable to such Person or any of its properties or assets, and all Judgments applicable to such Person, and the term “Judgments” means all judgments, injunctions, citations, orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party or by which any of its assets or properties is bound.

(ii) For purposes of this Agreement, the phrase “best knowledge of the Company” means the actual knowledge of David Hofstatter, Jason Spievak and David

Trandal as of the Closing Date, without any duty to conduct additional investigations into the pertinent matter.

(h) Financial Information; Projections.

The Company has furnished to each of the Investors a complete and correct copy of (i) the consolidated unaudited balance sheet of the Company (the “Balance Sheet”) as at December 31, 2003 (the “Balance Sheet Date”) and the related unaudited statements of income and cash flows for the financial quarter ending December 31, 2003, and (ii) the audited consolidated balance sheet of the Company as at June 30, 2003 and the related statements of income and cash flows for the fiscal year ending on June 30, 2003 audited by Ernst & Young LLP, the Company’s independent certified public accountants (collectively, with the Balance Sheet, the “Financial Statements”). The Financial Statements were prepared in good faith in accordance with generally accepted accounting principles (“GAAP”) and in accordance with the books and records of the Company and present fairly in all respects the financial condition and results of operations of the Company and its subsidiaries, at the dates and for the periods indicated.

The initial budget for calendar year 2004 of the Company and its subsidiaries, as set forth on Section 3(h) of the Disclosure Schedule, has been prepared in good faith, using assumptions which are reasonable. Such projections set forth in reasonable detail the principal assumptions upon which such projections are based and represent the Company’s best estimate of future performance and costs.

(i) Absence of Undisclosed Liabilities.

Except as set forth on Section 3(i) of the Disclosure Schedule, neither the Company nor any of its subsidiaries has any liability or obligation of any nature (whether known or unknown, matured or unmatured, secured or unsecured, fixed or contingent, accrued or unaccrued) (“Liabilities”), except for (i) Liabilities disclosed on the Balance Sheet (excluding the notes thereto), (ii) Liabilities which have arisen since the Balance Sheet Date in the ordinary course of business and which are similar in nature and amount to the Liabilities which arose during the comparable period of time in the immediately preceding fiscal period and (iii) Contractual Liabilities incurred in the ordinary course of business.

(j) Absence of Changes.

Except as set forth on Section 3(j) of the Disclosure Schedule, since the Balance Sheet Date there has not been (i) any material adverse change in the business, affairs, operations, assets, properties, Liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries (taken as a whole) (a “Material Adverse Change”), (ii) any borrowing or agreement to borrow funds or any Liability incurred by the Company or any of its subsidiaries, other than current Liabilities incurred in the ordinary course of business consistent in type and amount with past practice, (iii) any asset or property of the Company or any of its subsidiaries made subject to any Encumbrance of any kind, (iv) any waiver of any right of the Company or any of its subsidiaries, or the cancellation of any debt owed to or claim held by the Company or any of its subsidiaries, (v) any payment of dividends on, or other distribution with respect to, or any direct or indirect redemption, purchase or acquisition of, any shares of the capital stock or other securities of the Company or any of its subsidiaries, (vi) any issuance of any stock, bond or other security of the Company or any of its subsidiaries, (vii) any disposition of any tangible or intangible asset of the Company or any of its subsidiaries, (viii) any loan by the Company or any of its subsidiaries to any officer, director, employee, consultant, agent or stockholder of the Company or any of its subsidiaries or any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company (other than advances to such Persons in the ordinary course of business consistent with past practice in connection with bona fide business expenses), (ix) any damage, destruction or loss (whether or not covered by insurance) of any asset of the Company or any of its subsidiaries, (x) any extraordinary increase, direct or indirect, in the compensation paid or payable to any officer, director, employee, consultant or agent of the Company or any of its subsidiaries, (xi) any write-down of the value of any inventory, or any write-off as uncollectible of any account or note receivable of the Company or any of its subsidiaries that is not consistent in type and amount with the Company’s or such subsidiary’s past practice, (xii) any change in the accounting methods, practices or policies followed by the Company or any of its subsidiaries or any change in depreciation or amortization policies or rates theretofore adopted, which has not been adequately provided for or disclosed in the Financial Statements or (xiii) any agreement or commitment with respect to any of the foregoing matters.

(k) Title to Assets, Properties and Rights.

Except as is set forth on Section 3(k) of the Disclosure Schedule, the Company and its subsidiaries have good and marketable title to all properties, interests in properties and assets (real, personal, intangible or mixed) used by the Company or any of its subsidiaries in the conduct of its business, or necessary and desirable to conduct its business, free and clear of all mortgages, Judgments, claims, liens, security interests, pledges, escrows, charges, pre-emptive rights, rights of first offer or first refusal or other encumbrances of any kind or character whatsoever (“Encumbrances”).

(l) Intellectual Property Rights.

(i) The term “Intellectual Property Rights” means all industrial and intellectual property rights recognized, under any laws or international conventions or agreements, in any country or jurisdiction in the world, including, without limitation, patents, patent applications, and patent rights, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, domain names, domain name applications and registrations, trade dress, logos and designs, trade names, brands, product configurations, and the goodwill connected with the foregoing, copyrights and copyright rights, copyright applications and registrations, mask works, know-how, business methods, franchises, trade secrets, confidential information, proprietary processes and technology, trade secrets, data bases, licenses, source codes, inventions, discoveries, technical advances, and any manual, formulae and/or documentation constituting, describing or related to the foregoing.

(ii) Section 3(l)(ii) of the Disclosure Schedule includes a list of all Intellectual Property Rights, other than general commercial software (e.g., “shrink wrap” licenses for Microsoft Word or Excel (“Retail Licenses”)) that are owned by or licensed to the Company and its subsidiaries (the “Company Intellectual Property”).

(iii) To the best knowledge of the Company, as of the date hereof, and except as indicated in Section 3(l)(iii) if the Disclosure Schedule, (A) the Company Intellectual Property is valid and subsisting, and (B) except any of the Company Intellectual Property that is licensed from others, the Company or a subsidiary is the exclusive owner of and enjoys all rights of ownership with respect to, the Company Intellectual Property, free and clear of any Encumbrance, and no royalties, honoraria or fees are payable by the Company or any of its subsidiaries to other Persons by reason of the ownership or use of the Company Intellectual Property, (C) the Company or a subsidiary owns, is licensed or otherwise possesses all Intellectual Property Rights necessary to use, manufacture, market, import, and sell the Company’s and its subsidiaries’ products and services, except where any failure to own, license or otherwise possess such Intellectual Property Rights would not reasonably be expected to have a Material Adverse Change, and (D) the Company Intellectual Property that falls within the scope of Title 35 of the United States Code is in compliance with the same, including, but not limited to, 35 U.S.C. Section 112, Paragraph 1, in that the manner and process of making and using the inventions claimed therein has been disclosed in such full, clear, concise, and exact terms as to enable one skilled in the art to make and use the same, and that the best mode contemplated by the inventors at the time of the invention of carrying out their inventions has been set forth.

(iv) Except as described in Section 3(l)(iv) of the Disclosure Schedule, neither the Company nor any of its subsidiaries has received any threat, demand or notice of claim from any person or entity, whether in writing or otherwise, asserting that Company’s or a subsidiary’s use, manufacture, importation, or sale of products constitutes any infringement, interference, violation, misappropriation, breach or wrongful use of the Intellectual Property Rights of any other person or entity. Neither the Company nor any of its subsidiaries is a party to any Proceeding or outstanding decree, order, judgment, agreement or stipulation restricting in any manner the use, transfer, or licensing by the Company or any of its subsidiaries of any Intellectual Property Rights necessary to conduct its business as presently conducted or as proposed by the Company to be conducted, or which may affect the validity, use or enforceability of the Company Intellectual Property. Neither the Company nor any of its subsidiaries has been named in any suit, action or Proceeding which involves a claim of infringement, misappropriation or violation of any Intellectual Property Rights of any third party by the Company. The use, manufacturing, marketing, licensing and sale of the products of the Company and its subsidiaries as presently conducted and as proposed by the Company to be conducted do not, to the best knowledge of the Company as of the date hereof, infringe, misappropriate or violate any valid Intellectual Property Rights of any third party.

(v) The Company and each of its subsidiaries has licensed copies of all Retail Software and does not possess any pirated, illegally copied, bootleg or otherwise non-licensed copies of any Retail Software.

(vi) Except as set forth in Section 3(l)(vi) of the Disclosure Schedule, all current and former employees of the Company and its subsidiaries, and independent contractors of the Company and its subsidiaries, have executed written agreements with the Company or a subsidiary, substantially in the form of Exhibit E hereto, (A) assigning to the Company or such subsidiary any and all Intellectual Property Rights that were devised, developed or designed by such employee or independent contractor within the scope of their employment or engagement with the Company or such subsidiary and acknowledging that each piece of such intellectual property constitutes a “work made for hire” for the Company or such subsidiary (each a “Work for Hire”), and (B) providing for confidentiality and nonsolicitation on the part of the employee. To the knowledge of the Company, no employee of the Company or any of its subsidiaries has entered into any contract that restricts or limits in any way the scope or type of work in which he may be engaged or requires him to transfer, assign, or disclose information concerning his Work for Hire to any Person other than the Company or any of its subsidiaries. The Company and each of its subsidiaries has exclusive ownership of all such Work for Hire.

(vii) Except as set forth in Section 3(l)(vii) of the Disclosure Schedule, neither the Company nor any of its subsidiaries is currently participating in any discussions, negotiations, correspondence or meetings with respect to new licensing or similar arrangements, whether involving the licensing of any of the Company Intellectual Property or the licensing of a third party’s Intellectual Property Rights.

(m) Employment of Officers, Employees and Consultants.

Except as set forth on Section 3(m) of the Disclosure Schedule, no Person has, or, to the best knowledge of the Company, may, assert any valid claim against the Company or any of its subsidiaries with respect to: (a) employment not terminable at will by, or association with, the Company, of any of the present officers or employees of or consultants to the Company or any of its subsidiaries (collectively, the “Designated Persons”) or (b) the use, in connection with any business presently conducted or proposed to be conducted by the Company or any of its subsidiaries or any of the Designated Persons, of any information which the Company or any of its subsidiaries or any of the Designated Persons would be prohibited from using under any prior agreements or arrangements or any legal considerations applicable to unfair competition, trade secrets or proprietary information.

(n) ERISA Plans.

(i) Except as set forth on Section 3(n) of the Disclosure Schedule, neither the Company nor any of its subsidiaries maintains nor is it a party to (or ever maintained or was a party to) any “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any other written, unwritten, formal or informal plan or agreement involving direct or indirect compensation other than workers’ compensation, unemployment compensation and other government programs, under which the Company or any of its subsidiaries has any present or future obligation or Liability. Neither the Company nor any of its subsidiaries maintains nor is it a party to (or ever maintained or was a party to) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, and neither the Company nor any of its subsidiaries contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(ii) There is no Contract, plan or arrangement covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or such subsidiary by reason of Section 280G of the Code.

(iii) Section 3(n) of the Disclosure Schedule lists each employment, severance or other similar Contract, arrangement or policy (written or oral) providing for insurance coverage (including any self-insured arrangements), non-statutory workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits entered into, maintained or contributed to by the Company or any of its subsidiaries.

(o) Agreements.

Section 3(o) of the Disclosure Schedule sets forth an accurate and complete list of all contracts, indentures, leases, agreements and instruments that either obligate the Company to expend $50,000, have a term or remaining term, as of the Balance Sheet Date of more than one (1) year or pertain to any telecommunications inter-carrier or inter-connection arrangement (each, a “Contract” and collectively, the “Contracts”), whether written or oral (including any and all amendments, modifications, supplements and side letters with respect thereto) to which the Company or any of its subsidiaries is a party, or by which such Person or any of such Person’s respective assets are bound. All of the Contracts are enforceable in all respects in accordance with their terms and neither the Company or any of its subsidiaries nor, to the best knowledge of the Company, any other party thereto, is in breach or in default under (and no event has occurred which with notice or the passage of time or both would constitute a breach or default under) any such Contract. Except as set forth on Section 3(o) of the Disclosure Schedule, no Person has indicated that it may terminate or cancel any Contract. Except as set forth on Section 3(o) hereto, no party to any Contract has any rights of setoff, bankers lien or similar rights with respect to any amounts due on any such Contract. Except as set forth on Section 3(o) of the Disclosure Schedule, no Contract or Law restricts or inhibits in any way the Company’s or any subsidiary’s right or ability to conduct its business in the United States or any other jurisdiction in which it currently conducts or proposes to conduct its business or to use any Intellectual Property Rights or other rights related to the conduct of such business.

(p) Compliance; Licenses and Permits.

To the best knowledge of the Company, the Company and each of its subsidiaries has complied in all material respects with, and, is not in violation in any respect of, any Law or Permit applicable to the business of the Company or any of its subsidiaries as presently or previously conducted, or as currently proposed to be conducted. The Company and each of its subsidiaries has all licenses and permits of all Governmental Authorities (collectively, “Permits”) which are required for the conduct of the business presently or previously conducted by the

Company or any of its subsidiaries, which Permits are in full force and effect, and no violations are outstanding or uncured with respect to any such Permits and no Proceeding is pending or, to the best knowledge of the Company, threatened to revoke or limit any such Permits. To the best knowledge of the Company: (i) no condition or event has occurred which, with notice or the passage of time or both, would constitute a violation of any Law or Permit; (ii) none of the Permits will be adversely impacted or affected by or as a result of the transactions contemplated hereby; and (iii) there is no proposed Law which would prohibit or restrict the Company or any subsidiary from conducting the business as presently conducted, or as currently proposed to be conducted, or otherwise result in a Material Adverse Change.

(q) Labor Relations; Employees.

The Company’s and each of its subsidiaries’ employees as of the date hereof are listed on Section 3(q) of the Disclosure Schedule. Except as set forth on Section 3(q) of the Disclosure Schedule, (i) neither the Company nor any of its subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them prior to the Closing Date or amounts required to be reimbursed to such employees, (ii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of the Company, threatened against or involving the Company or any of its subsidiaries and (iii) neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining agreement and neither any grievance nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and no such claim has been asserted.

(r) Litigation.

Except as set forth on Section 3(r) of the Disclosure Schedule, there is no action, suit, customer claim, counterclaim, proceeding or investigation at law or in equity or by or before any Governmental Authority or other agency (collectively, “Proceedings”) now pending or, to the best knowledge of the Company, threatened against or by the Company or any of its subsidiaries, or affecting the Company or any of its subsidiaries or any of their respective assets or properties, nor, to the best knowledge of the Company, does there exist any basis for any such pending or threatened Proceeding.

(s) Tax Matters.

Except as set forth on Section 3(s) of the Disclosure Schedule, (i) the Company and each of its subsidiaries has filed all Tax returns, declarations of estimated Tax, Tax reports, information returns and statements (collectively, the “Returns”) required to be filed by it prior to the Closing Date (other than those for which extensions shall have been granted prior to the Closing Date) and Section 3(s) of the Disclosure Schedule lists each jurisdiction in which Returns are required to be filed and Taxes are required to be paid; (ii) as of the time of filing, the Returns were true, complete and correct and the Company and each of its subsidiaries has paid all Taxes required to be paid, whether or not shown on the Returns to be due; (iii) the Company and each of its subsidiaries has timely paid all Taxes payable for any period that ended on or before the Closing Date and for any period that began on or before the Closing Date and ends after the Closing Date and has fully accrued a liability for Taxes of such period to the extent such

Taxes are attributable to income earned or accrued (or assets owned) in the portion of any such period ending on the Closing Date; (iv) neither the Company nor any of its subsidiaries is delinquent in the payment of any Taxes, nor has the Company or any of its subsidiaries requested any extension of time within which to file any Return, which Return has not since been filed; (v) there are no pending Tax audits of any Returns of the Company or any of its subsidiaries; (vi) no Encumbrance with respect to Taxes has been filed and no deficiency or addition to Taxes, interest or penalties for any Taxes with respect to any income, properties or operations of the Company or any of its subsidiaries has been proposed, asserted or assessed against the Company or any of its subsidiaries; (vii) neither the Company nor any of its subsidiaries has been granted any extension of the statute of limitations applicable to any Return or other Tax claim; (viii) neither the Company nor any of its subsidiaries has, since its inception, been a personal holding company within the meaning of Section 542 of the Internal Revenue Code of 1986, as amended (the “Code”); (ix) neither the Company nor any of its subsidiaries has made any election under Section 341(f) of the Code ; (x) the Company has never been a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the Regulations promulgated thereunder; (xi) neither the Company nor any of its subsidiaries, nor any of their respective stockholders, has ever filed an election pursuant to Section 1362 of the Code that the Company or such subsidiary be taxed as an S Corporation; and (xii) the Company, each of its subsidiaries, and each of their respective predecessors has complied with all applicable Laws relating to the payment and withholding of Taxes, including sales and use Taxes, and has withheld and paid over all amounts required by Law to be withheld and paid from the wages or salaries of employees, and neither the Company nor any of its subsidiaries is liable for any Taxes for failure to comply with such Laws. “Tax” means any of the Taxes and “Taxes” means, with respect to any Person, (A) all income Taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties or other taxes, fees (including as a consequence of being a Competitive Local Exchange Carrier or otherwise), assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing or other governmental authority or agency (domestic or foreign) on such Person and (B) any Liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of (1) being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable law) of another Person, (2) being a member of an affiliated, combined, consolidated or unitary group or (3) any Contractual Liability.

(t) Customers and Suppliers.

(i) Section 3(t) of the Disclosure Schedule sets forth a correct and complete list of each of the top five (5) customers and top five (5) suppliers of the Company and its subsidiaries (on a consolidated basis) who made purchases from or sales to the Company or any of its subsidiaries during the last two years and indicates with respect to each the nature of the relationship (including the principal categories of products or services bought or sold and the annual dollar value of products or services bought or sold). Except as set forth in Section 3(t) of the Disclosure Schedule, neither the Company nor any of its subsidiaries is required to provide any material bonding or other financial security arrangements in connection with any of its transactions with any such customer or supplier.

(ii) For the month ended December 31, 2003, the Company and its subsidiaries received payment for subscription and other services rendered to its customers in the amount of $2,639,000, net of $470,000 in billing costs already deducted and paid by the Company’s third-party billing and collecting agent. At December 31, 2003, the Company had approximately 739,000 paid subscribers. Since the Balance Sheet Date, and except for normal customer “churn” (i.e., addition of new customers and loss of existing customers) at rates consistent with the Company’s historical experience, (A) no such customer or supplier has terminated its relationship with, or materially reduced its purchases from or sales to, the Company or any of its subsidiaries, and (B) to the best knowledge of the Company, no such customer or supplier intends to terminate its relationship with, or materially reduce its purchases from or sales to, the Company or any of its subsidiaries.

(u) Related Party Transactions.

Except as set forth on Section 3(u) of the Disclosure Schedule, no current or former stockholder, director, officer or employee of the Company or any of its subsidiaries, nor any “associate” (as defined in the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of the Company or any of its subsidiaries is presently, or since the inception of the Company has been, directly or indirectly through his, her or its affiliation with any other Person, a party to any transaction with the Company or any of its subsidiaries, providing for the furnishing of services by or to, or rental of real or personal property from or to, or otherwise requiring cash payments to or by any such Person (other than the payment of salaries and benefits to employees in the ordinary course of business).

(v) Offering Exemption.

Assuming the accuracy of the representations of the Investors in Section 4(a) of the Disclosure Schedule, the offering, sale, and issuance of the Company Shares, the Purchased Shares and the Reserved Shares are, or will be, exempt from registration under the Securities Act and the rules and regulations promulgated thereunder, and such offering, sale and issuance is also exempt from registration under applicable state securities and “blue sky” laws. The Company has made or will make all requisite filings and has taken or will take all action necessary to be taken to comply with such state securities or “blue sky” laws.

(w) Brokers.

Neither the Company nor any of its subsidiaries, nor any of the officers, directors, employees or stockholders of the Company or any of its subsidiaries, has employed any broker or finder in connection with the transactions contemplated by this Agreement.

(x) Registration Rights.

Except as set forth in the Amended and Restated Investor Rights Agreement dated as of May 31, 2001 among the Company and the other parties thereto, as amended, modified or supplemented from time to time, including but not limited, to the Investor Rights Amendment (the “Investor Rights Agreement”) or on Section 3(x) of the Disclosure Schedule, no Person has any right to cause the Company or any of its subsidiaries to effect the registration under the Securities Act of any shares of Common Stock or any other securities (including debt securities) of the Company or any of its subsidiaries.

(y) Disclosure.

To the best knowledge of the Company, none of the Documents or any other document provided to the Investors by the Company pursuant to the Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the date thereof or the Closing Date. There is no fact known to the Company which materially adversely affects or in the future may materially adversely affect the business, operations, affairs, prospects, condition, properties or assets of the Company.

(z) Use of Proceeds.

The Company shall exercise commercially reasonable efforts to repurchase a number of outstanding shares of Common Stock equal to the number of Company Shares being sold pursuant to the terms of this Agreement (if any), and shall use the proceeds received by the Company from the sale of any such Company Shares to fund such repurchases.

Section 4. Representations of the Sellers.

Each Seller, severally and not jointly, represents to each Investor as follows:

(a) Authority, Enforceability.

Except as set forth on Section 4(a) to the Disclosure Schedule, such Seller has the full and absolute power to sell the Purchased Common and the Purchased Preferred set forth opposite such Seller’s name on Annex II and to enter into each of the Documents to which it is a party as contemplated hereby, to perform its obligations under each such Document, and to consummate the transactions contemplated by each such Document. The execution, delivery and performance by such Seller of each Document to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action (corporate or otherwise) on the part of such Seller. Each Document to which such Seller is a party has been duly and validly executed and delivered by such Seller and is a valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

(b) No Violation, Etc.

Neither the execution, delivery and/or performance by the Seller of any of the Documents to which such Seller is a party, nor the consummation of the transactions contemplated thereby, nor compliance by such Seller with any of the provisions thereof will (i)

conflict with or result in a breach of any provision of such Seller’s certificate or articles of incorporation, operating agreement, partnership agreement, by-laws or other document or documents which governs the internal affairs of such Seller, if applicable, (ii) violate any Judgment or Law applicable to such Seller or the Purchased Shares owned by such Seller, or (iii) conflict with or result in a default or breach of any provision of any Contract to which Stockholder is a party or by which its assets may be bound. Except as set forth on Section 4(b) of the Disclosure Schedule, no consent of or filing with any Person is necessary for the consummation by such Seller of the transactions contemplated by this Agreement and the Documents.

(c) Ownership.

Except as set forth in Section 4(c) of the Disclosure Schedule, such Seller is the lawful owner, of record, of the Purchased Common and the Purchased Preferred listed opposite such Seller’s name on Annex II and has good title to the Purchased Common and the Purchased Preferred, free and clear of any and all Encumbrances, except for Taxes not yet due and payable. Except as set forth on Section 4(c) of the Disclosure Schedule, there are no outstanding options, warrants, rights, calls, agreements or commitments to which such Seller is a party with respect to any of the Purchased Common or the Purchased Preferred listed opposite such Seller’s name on Annex II. Except as set forth on Section 4(c) of the Disclosure Schedule, there are no Contracts, commitments, agreements, understandings, arrangements or restrictions to which such Seller is a party which relate to any of the Purchased Common or the Purchased Preferred listed opposite such Seller’s name on Annex II.

(d) Brokers or Finders.

No agent, broker, investment banker or other firm or Person is entitled to any broker’s or finder’s fee or any other commission or similar fee from any Person in connection with any of the transactions contemplated by this Agreement.

Section 5. Representations of the Investors.

Each Investor, severally and not jointly, represents to the Company as follows:

(a) Investment Representations.

(i) Such Investor is acquiring the Company Shares and the Purchased Shares for its own account, for investment and not with a view to the distribution thereof, nor with any present intention of distributing the same.

(ii) Such Investor understands that the Company Shares and the Purchased Shares have not been, and any shares of capital stock issuable upon conversion of the Purchased Shares will not be, registered under the Securities Act, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act, and that they must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.

(iii) Such Investor understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Investor) promulgated under the Securities Act depends on the satisfaction of various conditions and that, if applicable, Rule 144 may only afford the basis for sales under certain circumstances and only in limited amounts.

(iv) Such Investor has had a reasonable time prior to the date hereof to ask questions and receive answers concerning the terms and conditions of the offering of the Company Shares and the Purchased Shares, and to obtain any additional information which the Company and the Sellers possess or could acquire without unreasonable effort or expense, and has generally such knowledge and experience in business and financial matters and with respect to investments in securities of privately held companies as to enable such Investor to understand and evaluate the risks of such investment and form an investment decision with respect thereto.

(v) Such Investor is an “accredited investor,” as such term is defined in Rule 501 (the provisions of which are known to such Investor) promulgated under the Securities Act.

(vi) Such Investor has all requisite power and authority to execute, deliver and perform the Documents and to consummate the transactions contemplated by the Documents, and each Document constitutes a valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms.

(b) Brokers and Finders.

No Person acting on behalf or under the authority of such Investor is or will be entitled to any broker’s, finder’s, or similar fee or commission in connection with the transactions contemplated hereby.

Section 6. Prior or Simultaneous Actions.

The obligation of each of the Investors to purchase the Company Shares and the Purchased Shares at the Closing is subject to the fulfillment, or the waiver by such Investor, of each of the following conditions on or the Closing:

(a) Accuracy of Representations and Warranties.

The representations and warranties of the Company and the Sellers contained in the Documents shall be true and correct in all material respects as of the Closing Date, and the Investors shall have received a certificate of an officer of the Company to such effect on the Closing Date.

(b) Compliance with Covenants.

The Company shall have performed and complied in all material respects with all agreements and covenants contained in the Documents as of the date of the Closing, and the Investors shall have received a certificate of an officer of the Company attesting as to such compliance.

(c) Due Diligence.

Prior to the Closing Date, the Investors shall have been satisfied in all respects with the results of their and their advisors’ business, technology, legal, tax and accounting due diligence investigation of the Company and its subsidiaries.

(d) Articles of Incorporation.

The Articles of Incorporation have been filed with and accepted by the Secretary of State of the State of California and have become effective.

(e) Stockholders’ Agreement.

The Stockholders’ Agreement has been executed and delivered by all parties thereto and is in full force and effect.

(f) Required Consents.

All consents, approvals and other actions of, and notices and filings with, all Persons as may be necessary or required with respect to the execution and delivery by the parties of the Documents, and the consummation by the parties of the transactions contemplated thereby, have been obtained or made including all filings, consents and approvals required under any state securities laws, and an authorized officer of the Company shall deliver a certificate to each Investor to such effect on the Closing Date.

(g) Authorizing Actions of the Company.

Prior to the Closing Date, the Investors shall have received certified copies of all requisite corporate and stockholder actions taken by the Company to authorize the Company’s execution and delivery of the Documents to which it is a party and its consummation of the transactions contemplated thereby, and such other documents and other instruments as the Investors or their counsel may reasonably request, including without limitation a copy of the Investor Rights Agreement certified to its authenticity by an officer of the Company.

(h) Opinion of Counsel.

The Investors shall have received an opinion dated as of the date hereof of Reicker, Pfau, Pyle, McRoy & Herman, LLP, counsel to the Company in form and substance reasonably satisfactory to the Investors’ counsel.

(i) Stock Certificates.

On the date of the Closing, the Investors shall have received stock certificates evidencing their purchase of the Company Shares and the Purchased Shares.

Section 7. [Intentionally Omitted].

Section 8. Survival.

Irrespective of any investigation, inquiry or examination made by, for or on behalf of any Investor, or the acceptance by any Investor of any certificate or opinion, the representations, warranties and covenants contained in the Documents shall survive for a period of eighteen months following the Closing Date; provided, however, that the representations and warranties of the Company contained in Sections 3(a) and 3(c) through 3(f) shall survive the Closing Date until the expiration of the applicable statutes of limitation.

Section 9. Fees and Expenses.

(a) The Company shall pay, and hold the Investors and their representatives harmless against all Liability for the payment of (i) up to $100,000 of the reasonable fees and expenses incurred by the Investors, including without limitation the reasonable fees and charges of O’Melveny & Myers, LLP, counsel to the Investors, incurred in connection with the preparation, execution and delivery of the Documents and the consummation of the transactions contemplated thereby, which such amounts shall be paid in full at Closing, and (ii) $1,000 on behalf of the Investor, for each trip made to the Company’s office in Santa Barbara, California by Jerry Murdock, either as a result of a meeting of the board of directors or any committee thereof, or as a result of a written request of the Company that such a visit be undertaken.

(b) Immediately following the Closing, the Company shall pay the Investors for the fees and expenses incurred by the Investors (including the fees and expenses of the Investors’ legal counsel) in connection with the preparation, execution, and delivery of the Documents and the consummation of the transactions contemplated thereby as provided in “(a)” above.

Section 10. Assignment; Parties in Interest.

This Agreement shall bind and inure to the benefit of the parties and each of their respective successors and permitted assigns. The Company may not assign either this Agreement or any of its rights, interests, or obligations hereunder except to successors-in-interest of the Company’s business in a Sale of the Company. Any Investor may assign any of its rights hereunder to any transferee of the Shares; provided, however, that the Investor has complied with any and all transfer restrictions under the Stockholders’ Agreement, and the transferee agrees to be bound by, and entitled to the benefits of, this Agreement as an original party hereto.

Section 11. Entire Agreement; Severability.

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect to such subject matter, including, without limitation, the Letter of Intent dated December 23, 2003 among the Company and Insight Venture Management, LLC. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12. Notices.

All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to the Company:

Callwave, Inc.
136 W. Canon Perdido Street
Santa Barbara, CA 93101-8207
Fax:	(805) 690-4211
Attention:	Mr. David Hofstatter
President and CEO

with a copy to:

Reicker, Pfau, Pyle, McRoy & Herman LLP
1421 State Street, Suite B
Santa Barbara, CA 93101
Fax:	(805) 966-3320
Telephone:	(805) 966-2440
Attention: Michael Pfau, Esq.

if to the Investors, to the address set forth on Annex I hereto;

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery if a business day or, if not a business day, the next succeeding business day, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, when received if a business day or, if not a business day, the next succeeding business day, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 13. Amendments; Waivers.

The terms and provisions of this Agreement may only be modified or amended pursuant to an instrument signed by the Company and the holders of at least a majority of the Company Shares and the Purchased Shares; provided, however, that neither the Company nor the holders of a majority of the Company Shares and the Purchased Shares may alter or amend the terms and provisions of this Agreement in a manner that would adversely affect the rights of any Seller hereto without the prior written consent of such Seller. Any waiver of any term or provision of this Agreement requested by any party hereto must be granted in advance, in writing, by the Company (if an Investor is requesting such waiver), by the Company and the holders of a majority of the Company Shares and the Purchased Shares (if a Seller is requesting such waiver) or by the holders of at least a majority of all then outstanding Shares (if the Company is requesting such waiver), as the case may be; provided, however, that neither the Company nor the holders of a majority of the Company Shares and the Purchased Shares may waive any term or provision of this Agreement, in a manner that would adversely affect the rights of any Seller hereto, without the prior written consent of such Seller

Section 14. Counterparts.

This Agreement may be executed in any number of original or facsimile counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 15. Headings.

The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 16. Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial.

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of California to be applied.

ANY PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED IN THE SUPERIOR COURT IN AND FOR THE COUNTY OF SANTA BARBARA, CALIFORNIA OR THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA, TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH PROCEEDING. EACH OF THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING IN THE SUPERIOR COURT IN AND FOR THE COUNTY OF SANTA BARBARA, CALIFORNIA OR THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM. ANY JUDGMENT MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

* * * *

IN WITNESS WHEREOF, the parties have executed and delivered this Securities Purchase Agreement on the date first above written.

COMPANY:

CALLWAVE, INC.

By:	/s/ DAVE HOFSTATTER
Name: Dave Hofstatter
Title: CEO

INVESTORS:

INSIGHT VENTURE PARTNERS IV, L.P.

By:	Insight Venture Associates IV, L.L.C.
its General Partner

By:	/s/ JERRY MURDOCK
Name:
Title:

INSIGHT VENTURE PARTNERS
(CAYMAN) IV, L.P.

By:	Insight Venture Associates IV, L.L.C.
its Investment General Partner

By:	/s/ JERRY MURDOCK
Name:
Title:

INSIGHT VENTURE PARTNERS IV
(CO-INVESTORS), L.P.

By:	Insight Venture Associates IV, L.L.C.,
its General Partner

By:	/s/ JERRY MURDOCK
Name:
Title:

INSIGHT VENTURE PARTNERS IV
(FUND B), L.P.

By:	Insight Venture Associates IV, L.L.C.,
its General Partner

By:	/s/ JERRY MURDOCK
Name:
Title:

IN WITNESS WHEREOF, the parties have executed and delivered this Securities Purchase Agreement on the date first above written.

SELLERS:

Delphi Ventures, LLC

By:	/s/ ROBERT DOLAN
Name: Robert Dolan
Title:

/s/ PETER V. SPERLING
Peter V. Sperling

/s/ STEPHANIE SPERLING
Stephanie Sperling

/s/ DAVID HOFSTATTER
David Hofstatter

/s/ DAVID TRANDAL
David Trandal

/s/ PALMER G. JACKSON, JR.
Palmer G. Jackson, Jr.

Scott C. Brittingham, Living Trust

By:	/s/ SCOTT C. BRITTINGHAM, Living Trust
Name:
Title:

ANNEX I

SECURITIES PURCHASED BY INVESTORS

Investor	(1) Number of Company Shares Purchased at Closing	(2) Number of Purchased Common Purchased at Closing	(3) Number of Purchased Preferred at Closing	(4) Aggregate Purchase Price
INSIGHT VENTURE PARTNERS IV, L.P. 680 Fifth Avenue New York, New York 10019 Telephone: 212-230-9200 Facsimile: 212-230-9272 Attn: George McCulloch	0	1,264,945.60	2,371,773.00	$9,664,974.98

INSIGHT VENTURE PARTNERS (CAYMAN) IV, L.P. 680 Fifth Avenue New York, New York 10019 Telephone: 212-230-9200 Facsimile: 212-230-9272 Attn: George McCulloch	0	169,112.80	317,086.50	$1,292,127.49

INSIGHT VENTURE PARTNERS IV (CO-INVESTORS), L.P. 680 Fifth Avenue New York, New York 10019 Telephone: 212-230-9200 Facsimile: 212-230-9272 Attn: George McCulloch	0	155,890.40	292,294.50	$1,191,100.09

INSIGHT VENTURE PARTNERS IV (Fund B), L.P. 680 Fifth Avenue New York, New York 10019 Telephone: 212-230-9200 Facsimile: 212-230-9272 Attn: George McCulloch	0	10,051.20	18,846.00	$76,797.44

in each case, with a copy to: O’MELVENY & MYERS LLP 30 Rockefeller Plaza New York, New York 10112 Telephone: 212-408-2400 Facsimile: 212-408-2420 Attn: Ilan S. Nissan, Esq.

ANNEX II

LIST OF SELLERS AND SECURITIES SOLD

Seller	Common Stock (Purchased Common)	Series E Preferred Stock (Purchased Preferred)	Purchased Shares	Aggregate Purchased Shares Purchase Price
Delphi Ventures, LLC	450,000	0	450,000	$675,000.00
Peter V. & Stephanie Sperling	300,000	2,974,465	3,274,465	$10,190,734.50
David Hofstatter	300,000	0	300,000	$450,000.00
David Trandal	550,000	0	550,000	$825,000.00
Palmer G. Jackson, Jr.	0	5,535	5,535	$18,265.50
Scott C. Brittingham, Living Trust	0	20,000	20,000	66,000.00

INDEX OF SCHEDULES & EXHIBITS

Annex
Annex I:	Securities Purchased by Investors
Annex II:	List of Sellers and Securities Sold

Exhibits
Exhibit A:	Amended and Restated Articles of Incorporation
Exhibit B:	Amended Bylaws
Exhibit C:	Investor Rights Amendment
Exhibit D:	Stockholders’ Agreement
Exhibit F:	Disclosure Schedule

EXHIBIT A

Amended and Restated Articles of Incorporation

EXHIBIT B

Amended Bylaws

EXHIBIT C

Investor Rights Agreement

Incorporated by reference

to Exhibits 4.2 and 4.3

of this Registration Statement

EXHIBIT D

Stockholders’ Agreement

Incorporated by reference

to Exhibit 10.2 to this

Registration Statement

EXHIBIT E

Form of Nondisclosure and Assignment of Inventions Agreement